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FORM 3                       U.S. SECURITIES AND EXCHANGE COMMISSION                                   OMB APPROVAL
                                      WASHINGTON, D.C. 20549                                           OMB NUMBER        3235-0104
                                                                                                       EXPIRES:  SEPTEMBER 30, 1998
                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                         ESTIMATED AVERAGE BURDEN
                                                                                                       HOURS PER RESPONSE..... 0.5
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                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
(Print or Type Responses)  Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*   2. Date of Event   4. Issuer Name and Ticker or Trading Symbol
                                              Requiring
   THE VANTAGE GROUP LTD.                     Statement          ASSOCIATED AUTOMOTIVE GROUP INCORPORATED (AAGI)
------------------------------------------    (Month/Day/     ----------------------------------------------------------------------
      (Last)      (First)    (Middle)         Year)           5. Relationship of Reporting Person(s) to      6. If Amendment, Date
                                                8/21/02                      Issuer                             of Original
                                           ----------------        (Check all applicable)                       (Month/Day/Year)
                                           3. IRS
                                              or Social          ___ Director          X  10% Owner
                                              Security Number    ___ Officer (give    ___ Other (specify
                                              of Reporting           title below)         below)
67 WALL STREET, SUITE 2211                    Person
------------------------------------------    (voluntary)     ___________________________________________    7. Individual or Joint/
                 (Street)                                                                                       Group Filing (Check
                                                                                                                Applicable Line)
NEW YORK            NY          10005
------------------------------------------    ----------------                                               X  Form filed by One
      (City)      (State)       (Zip)                                                                           Reporting Person

                                                                                                            __  Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                      2. Amount of Securities       3. Ownership Form:     4. Nature of Indirect Beneficial
   (Instr. 4)                                Beneficially Owned            Direct (D) or          Ownership (Instr. 5)
                                             (Instr. 4)                    Indirect (I)
                                                                           (Instr. 5)
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CLASS A COMMON STOCK, PAR VALUE $0.0001
 PER SHARE                                       4,057,701                      D                             N/A
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REMINDER:  REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.                  (OVER)
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v).                                    SEC 1473 (3-99)

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FORM 3 (continued)                              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities    4. Conver-      5. Owner-      6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative                sion or         ship           Indirect
                                     Expiration      Security                             Exercise of     Form           Beneficial
                                     Date            (Instr. 4)                           Price           of             Ownership
                                     (Month/Day/                                          of              Deriv-         (Instr. 5)
                                     Year)                                                Deri-           ative
                                                                                          vative          Security:
                                                                                          Security        Direct
                                                                                                          (D) or
                                                                                                          Indirect
                                                                                                          (I)
                                                                                                       (Instr. 5)
                                        ----------------------------------------------
                                        Date      Expira-                      Amount
                                        Exer-     tion                         or
                                        cisable   Date            Title        Number
                                                                               of
                                                                               Shares
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EXPLANATION OF RESPONSES:
------------------------


                                                                                     /s/ Lyle Hauser
                                                                                    -----------------------------   ---------------
**Intentional misstatements or omissions of facts                                   Name:  The Vantage Group Ltd.         Date
  constitute Federal Criminal Violations.                                           By:  Lyle Hauser, President
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
        SEE Instruction 6 for procedure.
                                                                                                                              Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to
respond unless the form displays a currently valid OMB Number.                                                       SEC 1473 (3-99)
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